CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF

                             THE NETPLEX GROUP, INC.

                Under Section 805 of the Business Corporation Law

                            ------------------------

         It is hereby certified that:

         FIRST: The name of the corporation is THE NETPLEX GROUP, INC., f/k/a COMPLINK, LTD. (the "Corporation").

         SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State on August 1, 1986 under the name of COMPLINK, LTD. An Amended Certificate of Incorporation was filed with the Department of State on March 27, 1992. A Restated Certificate of Incorporation was filed with the Department of State on March 9, 1993. An Amendment to the Certificate of
Incorporation was filed on June 12, 1996. An Amendment to the Certificate of Incorporation was filed on September 19, 1996. A Certificate of Correction of the Amendment of the Certificate of Incorporation was filed on October 16, 1996. An Amendment to the Certificate of Incorporation was filed on August 7, 1998. An Amendment to the Certificate of Incorporation was filed on September____, 1998.

         THIRD: The Certificate of Incorporation of the Corporation is hereby amended by the addition of Article FOURTH (D) stating the number, designation, relative rights, preferences and limitations of the Corporation's Preferred Stock as follows:

         1. Designations and Amount. 1,500,000 shares of the Preferred Stock of the Corporation, par value $.01 per shares, shall constitute a series of Preferred Stock designated as "Class C Convertible Preferred Stock" (the "Class C Preferred Stock").

         2. Rank. The Class C Preferred Stock shall rank senior to the Common Stock, par value $.001 per share ("Common Stock") of the Corporation ("Junior Securities") and shall rank junior to the Class A and Class B Preferred Stock ("Senior Securities") with respect to dividend rights or rights on liquidation, winding up or dissolution of the Corporation.


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         3. Voting Rights.  The holders of Class C Preferred  Stock shall not be entitled to vote on any matter except as required by law.

         4. Dividends

         (a) The holders of shares of Class C Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available for payment cash dividends at the rate of 9.999% per annum (or $.0999 ) per share of Class C Preferred Stock (the "Preferred Dividend"), payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing December 31, 1998(each a "dividend payment date"); provided, however that, if on any such day banks in the City of New York are authorized or required to close, a Preferred Dividend otherwise payable on such day will be payable on the next day that banks in the City of new York are not authorized or required to close. Such Preferred Dividend shall be cumulative from the later of the date of initial issuance of such shares of Class C Preferred Stock, or the most recent dividend payment date on which dividends have been paid on the Class C Preferred Stock by the Corporation. Such Preferred Dividend shall be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the dividend payment dates thereof, as shall be fixed by the Board. The amount of the Preferred Dividend payable for the initial dividend period and for any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

         (b) Notwithstanding the foregoing, the rate at which the Preferred Dividend is payable shall increase to 15% per annum per share of Class C Preferred Stock from and after the date that there are no shares of Class A Preferred Stock issued and outstanding.

         (c) The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire the Common Stock, unless all accrued and unpaid dividends on the Class C Preferred Stock for all prior dividend periods have been or contemporaneously are declared and paid and the full quarterly dividend on the Class A Preferred Stock for the current dividend period has been or contemporaneously is declared and set apart for payment.

         5. Conversion of Class C Preferred Stock.

         (a) After September 30, 2003, or upon a Change in Control, the holders of Class C Preferred Stock shall have the right, at such holders' option, at any time or from time to time, to convert each share of Class C Preferred Stock into Common Stock (the "Conversion Rate"), subject to adjustment as hereinafter provided, pursuant to the following formula.


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
         At any time after the earlier of (a) a Change of Control (as defined below) or (b) that date which is five (5) years after the date of the issuance of the first share of Class C Preferred Stock, the Investor shall have the right to require the Company to convert up to all of the shares of Class C Preferred Stock into shares of Common Stock in an amount calculated as follows: Number of shares of Common Stock = ($1,500,000 plus accrued or unpaid dividends) ) (20-day average of closing prices on Nasdaq SmallCap Market (or closing sales price if Company is then on Nasdaq NMS) over the 20 trading day period preceding the notice of conversion times .25). Following such notice, the Company shall within five (5) business days convert all of such outstanding shares of Class C Preferred Stock held by the Investor by delivering to the Investor a stock certificate in the appropriate amount. A "Change of Control" shall be deemed to occur on (x) the date upon which Gene F. Zaino shall cease to be employed by the Company on a full-time basis, (y) the date Gene F. Zaino shall cease to be a director of the Company, or (z) any consolidation, merger, reorganization or other similar transaction with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, or any transaction or series of related transactions do not hold shares possessing a majority of votes in the election of directors immediately after such consolidation, merger or reorganization, or any transaction or series of transactions.

         (b) Before any holder of Class C Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class C Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

         (c) The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of the Preferred Stock. If any fractions of a share would, but for this Section, be issuable upon any conversion of Preferred Stock, in lieu of such fractional share the Company shall pay to the holder, in cash, an amount equal to the same fraction of the Closing Price per share of Common Stock.

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         (d) The Corporation  shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion of the then outstanding shares of the Class C Preferred Stock pursuant to this Section 5. All shares of Common Stock which may be issued upon conversion of shares of the Class C Preferred Stock
pursuant  to  this   section  5  shall  be  validly   issued,   fully  paid  and
nonassessable. In order that the Corporation may issue shares of Common Stock upon conversion of shares of the Class C Preferred Stock, the Corporation will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such shares of Common stock to be issued upon conversion on any securities exchange on which Common Stock is listed, and endeavor to maintain such listing for such period of time as either the Class C Preferred
Stock  or  Common  Stock   underlying  such  Class  C  Preferred  Stock  remains
outstanding.

         (e) The Conversion Rate in effect at any time for conversion of Class C Preferred Stock into Common Stock pursuant to this Section 5 shall be subject to adjustment from time to time as follows:

         (i) In the event that the Corporation shall (1) pay a dividend in shares of Common Stock to holders of Common Stock, (2) make a distribution in shares of Common Stock to holders of Common Stock, (3) subdivide the outstanding shares of Common Stock or (4) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect pursuant to this Section 5 immediately prior to such action shall be adjusted so that the holder of any shares of Class C Preferred Stock thereafter surrendered for conversion pursuant to this Section 5 shall be entitled to receive the number of shares of Common Stock which he would have owned immediately following such action had such shares of Class C Preferred Stock been converted immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective (A) immediately after the record date in the case of a dividend or a distribution and (B) immediately after the effective date in the case of a subdivision of combination.

         (ii) In case the Corporation shall distribute to all holders of Common Stock shares of any class of capital stock other than Common Stock, evidences of indebtedness or other assets (other than cash dividends out of current or retained earnings), or shall distribute to substantially all holders of Common Stock rights or warrants to subscribe for securities, then in each such case the Conversion Rate shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of Common Stock into which such share of the Class C Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in Section 5(e)(iii)) of Common Stock on the record date mentioned below, and of which the denominator shall be such current market price of Common Stock, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of Common Stock entitled to receive such distribution.


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
         (iii) For purposes of calculating any adjustment of the Conversion Rate pursuant to this Section 5, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for thirty consecutive trading days ending the last trading day before the day in question. The closing price for each day shall be the last reported sale price regular way or, in cash no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, on the principal national securities exchanges on which Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on the Nasdaq Small Cap Market ("NASDAQ"), the OTC Electronic Bulletin Board (the "Bulletin Board") or any comparable system, or if Common Stock is not quoted on NASDAQ, the Bulletin Board or any comparable system, the closing sale price or, in cash no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If Common Stock is not quoted on NASDAQ, the Bulletin Board or any comparable system, the Board of Directors shall in good faith determine the current market price on such basis as it considers appropriate.

         (f) No adjustment in the Conversion Rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the Conversion Rate as in effect prior to the last adjustment of the Conversion Rate; provided, however, that any adjustments which by reason of this Section 5(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

         (g) In the event that,  as a result of an  adjustment  made pursuant to
Section 5(e), the holder of any share of the Class C Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Class C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 5.

         (h) Whenever the Conversion Rate is adjusted pursuant to this Section 5, the Corporation shall promptly mail first class to all holders of record of shares of the Class C Preferred Stock a notice of the adjustment and shall cause to be prepared a certificate signed by a principal financial officer of the Corporation setting forth the adjusted Conversion Rate and a brief statement of the facts requiring such adjustment and the computation thereof. Such certificate shall forthwith be filed with each transfer agent for the shares of the Class C Preferred Stock.

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
         (i) If any of the following occur: (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of the Class C Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, then in addition to all of the rights granted to the holders of the Class C Preferred Stock as designated herein, the Corporation, or such successor or purchasing corporation, as the same may be, shall as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the Class C Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of such shares of the Class C Preferred Stock immediately prior to reclassification, change, consolidation, merger, sale or conveyance. Such certificate of incorporation or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. If, in the case of any such reclassification, change, consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Class C Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 5 (i) shall similarly apply to successive consolidations, mergers, sales or conveyances.

         (j) In the event any shares of Class C Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled.

         (k) The Corporation will not, by amendment of its Certificate of Incorporation as amended, restated, or corrected from time to time or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class C Preferred Stock against impairment.

         6. Company Redemption Right

         At any time up to that date which is five (5) years after the date of the issuance of the first share of the Class C Preferred Stock, the Company shall have the right to redeem or repurchase up to all of the Class C Preferred Stock by giving written notice thereof to the Company. Following any such notice, the Company shall redeem or repurchase all of such outstanding shares of Class C Preferred Stock by paying to the then current holder an amount equal to $1,500,000 plus any accrued or unpaid dividends.

         7. Rights on Liquidation, Dissolution or Winding Up, etc.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

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         (i) The  holders  of  Class C  Preferred  Stock  shall be  entitled  to receive, prior and in preference to any distribution to the holders of any Junior Securities an amount equal to the greater of (A) ($3.99 per share) for each share of Class C Preferred Stock then outstanding plus an amount equal to all accrued but unpaid dividends on such share of Class C Preferred Stock as of the date such payment is made to the holders of Class C Preferred Stock, or (B) the amount the holders of Class C Preferred Stock would have received had the holders of Class C Preferred Stock converted the Class C Preferred Stock into Common Stock as provided in Section 5 immediately prior to the voluntary or involuntary liquidation and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Class C Preferred Stock as of the date such payment is made to the holders of Class C Preferred Stock.

         (ii) If there is a  distribution  pursuant  to  Section  6(a)(i)(A)  or
6(a)(i)(B)  hereof,  the  remaining  assets  of the  Corporation  available  for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of issued and outstanding shares of Common Stock.

         FOURTH: The foregoing amendments to the Certificate of Incorporation herein certified have been duly adopted by the Board of Directors in accordance with the provisions of Section 502 of the New York Business Corporation Law.

         Such resolution was signed by the President and Secretary of the Corporation.


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                             SIGNATURE PAGE FOLLOWS






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

         IN WITNESS WHEREOF, we have subscribed this document on September 28, 1998 and do hereby affirm, under penalties of perjury, that the statements contained therein have been examined by us and are true and correct.



                                            THE NETPLEX GROUP, INC.

                                            By:________________________________
                                                 Gene F. Zaino
                                                 President


                                            By:________________________________
                                                 Robert M. Skelton
                                                 Secretary
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